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                                                                   EXHIBIT 5.1
ARCO [LOGO]     Legal
                515 South Flower Street
                Mailing Address: Box 2679 -- T.A.
                Los Angeles, California 90051
                Telephone (213) 486-2808

                Diane A. Ward
                Senior Counsel -- Securities and Finance



August 6, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Registration Statement on Form S-8 (No. 333-________)
     Canyon Fuel Company, LLC Capital Accumulation Plan
     CH-Twenty, Inc. Capital Accumulation Plan
     CH-Twenty, Inc. Savings Plan

Ladies and Gentlemen:

As Senior Counsel of Atlantic Richfield Company (the "Company"), I have reviewed the Canyon Fuel Company, LLP Accumulation Plan, the CH-Twenty, Inc. Capital Accumulation Plan, and the CH-Twenty, Inc. Savings Plan as effective July 1, 1997 (the "Plans"), and have considered the proposed issuance of interests in the Plans and the sale of shares of the Company's Common Stock, par value $2.50 per share (the "Common Stock"), thereunder. This opinion is furnished as an exhibit to the above-referenced Registration Statement.

Based on such examination of corporate records, documents and questions of law as I have considered necessary, I am of the opinion that:

1. When the shares of the Common Stock are sold in the manner contemplated by the Registration Statement, they will be legally issued, fully paid, and non-assessable; and

2. When the interests in the Plans are issued in the manner contemplated by the Registration Statement, they will be legally issued.

I consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to the use of my name in the Registration Statement under the caption "Interests of Named Experts and Counsel."

Very truly yours,

/s/  DIANE A. WARD

Diane A. Ward